Exhibit 10.39

2010 PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN

Purpose

This 2010 Performance-Based Incentive Plan (the “2010 Incentive Plan”) is being established by the Compensation Committee (the “Committee”) of the Board of Directors of NightHawk Radiology Holdings, Inc. (the “Company”) in order to tie a portion of an Eligible Employee’s compensation for 2010 to the Company’s financial performance. This 2010 Incentive Plan will be applicable to all employees of the Company, including all officers of vice president level and above of the Company (each, an “Eligible Employee”).

Funding of 2010 Incentive Plan Pool

The 2010 Incentive Plan will be funded based upon the Company’s financial performance for 2010, as measured by the Company’s 2010 adjusted EBITDA (“EBITDA”). Specifically, if the Company’s adjusted EBITDA exceeds a threshold percentage of the Company’s budgeted EBITDA (as established by the Compensation Committee), the amount of incentive compensation available to be paid out pursuant to the 2010 Incentive Plan will increase by a specified percentage of the target pool amount (subject to a cap determined by the Committee).

Payment to Individual Employees

Once the overall funding percentage is established, payments will be made to the Eligible Employees equal to the Eligible Employee’s targeted incentive compensation amount multiplied by the Funded Percentage; provided, however, that an Eligible Employee’s overall incentive compensation for 2010 can be reduced by the Chief Executive Officer by up to 40% based upon the individual’s overall performance and the Company’s performance on its Customer-Driven Focus and Operational Excellence goals (subject to approval by the Committee). To be clear, in no event, however, will an Eligible Employee’s 2010 incentive compensation exceed the funded percentage based upon the Company’s adjusted EBITDA. Further, the Chief Executive Officer’s overall incentive compensation will also be subject to a 40% reduction using the same criteria as are used by the Chief Executive Officer for the other Eligible Employees; provided, however, that the determination of what percentage the Chief Executive Officer’s overall incentive compensation will be reduced by shall be subject to final approval by the Committee.